Exhibit 99.2

KINGFISHER MIDSTREAM, BLUEKNIGHT ENERGY PARTNERS, AND ERGON
ANNOUNCE THE CONSTRUCTION OF A NEW CRUDE OIL PIPELINE
FROM KINGFISHER COUNTY TO CUSHING, OKLAHOMA

OKLAHOMA CITY, May 10, 2018 - Kingfisher Midstream, LLC (“Kingfisher Midstream”), a wholly owned subsidiary of Alta Mesa Resources, Inc. (“Alta Mesa”; NASDAQ: AMR), Blueknight Energy Partners, L.P. (“BKEP”; NASDAQ: BKEP and BKEPP), and affiliates of Ergon, Inc. (“Ergon”; Private), today announced the execution of definitive agreements to form Cimarron Express Pipeline, LLC (“Cimarron Express”). The venture will include the construction and operation of a new crude oil pipeline serving STACK producers in central Oklahoma with a new 65-mile, 16-inch crude oil pipeline extending from northeastern Kingfisher County, Oklahoma, to BKEP’s Cushing, Oklahoma, crude oil terminal. The pipeline will provide direct market access at Cushing for producers and will have an initial capacity of 90,000 barrels per day, expandable to over 175,000 barrels per day. The new pipeline is expected to be completed in mid-2019.

The ownership of Cimarron Express will be 50% Kingfisher Midstream and 50% Ergon. Ergon, owner of the general partner of BKEP, will hold its ownership in Cimarron Express through a newly created, wholly owned subsidiary, ERGON - OKLAHOMA PIPELINE, LLC (“Devco”). Ergon and BKEP also entered into an agreement that gives each party rights concerning the purchase or sale of Devco, subject to certain terms and conditions.

Concurrent with the formation of Cimarron Express, Alta Mesa executed a long-term acreage dedication and transportation agreement with Cimarron Express, which incorporates approximately 120,000 net acres in Kingfisher and Garfield counties.

Under the terms of the agreement, BKEP will construct and operate the pipeline. Also, BKEP will continue to operate its existing crude oil storage facilities in Cushing, Oklahoma. The receipt terminal for the newly constructed Cimarron Express pipeline will be located at Kingfisher Midstream’s crude oil storage facility located in northeastern Kingfisher County. The pipeline will connect to Kingfisher Midstream’s crude oil gathering system and truck unloading facilities at the Kingfisher Midstream crude oil facility.

“We are excited to participate in this project which will provide direct market access to the Cushing Oil Terminal for STACK producers and afford them the opportunity to maximize the value of their crude oil production,” added Craig Collins, COO of Kingfisher Midstream. “We also see long-term value in this project for Kingfisher Midstream as we aggregate STACK oil volumes on our crude gathering system to deliver to Cimarron Express.”

“We are pleased to be participating in this important project with a leader in the development of the prolific STACK production area in Oklahoma,” commented Mark Hurley, CEO of BKEP. “This pipeline will create a direct connection to our storage assets at our Cushing Crude Oil Terminal, enabling Alta Mesa Resources and other STACK producers to efficiently and safely move their production to the market. The addition of this pipeline underscores our commitment to work with exploration and production companies to build the needed infrastructure to support their capital investments. We are also happy to be working with Ergon, the owner of our general partner, who is supporting this project through the Devco structure. It is another example of the strategic relationship we envisioned when Ergon purchased our general partner in 2016.”

“This venture continues Ergon’s support of BKEP and our 64-year history of operations in the crude oil and petroleum market,” commented Emmitte Haddox, Ergon CEO. “As BKEP’s general partner, we are excited about working with Alta Mesa Resources on this project that will create value not only for our companies, but for other STACK producers, customers, and the communities in which we operate.”

About Alta Mesa Resources, Inc., and Kingfisher Midstream, LLC
Alta Mesa Resources, Inc., is an independent energy company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin in Oklahoma, and through Kingfisher Midstream, LLC, provides best-in-class midstream energy services, including crude oil and gas gathering, processing and marketing to producers in the STACK play. For more information, please visit http://altamesa.net/.

Alta Mesa Contact:
Lance L. Weaver
(281) 943-5597
lweaver@altamesa.net

About Blueknight Energy Partners, L.P.
BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	10.4 million barrels of liquid asphalt storage located at 56 terminals in 26 states;

•	6.9 million barrels of above-ground crude oil storage capacity, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	655 miles of crude oil pipeline located primarily in Oklahoma; and

•	65 crude oil transportation vehicles deployed in Kansas, Oklahoma and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit BKEP’s web site at www.bkep.com.

BKEP Investor Relations:
918-237-4032; investor@bkep.com
or
Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900

About Ergon
Ergon is a group of privately held companies that operate under six primary business segments: Refining & Marketing, Asphalt & Emulsions, Transportation & Terminaling, Oil & Gas, Real Estate and Corporate & Other. For more information, visit Ergon’s website at www.ergon.com.

Ergon Contact:
Kathy Potts
Director of Marketing Communications
Ergon, Inc.
601-933-3000
kathy.potts@ergon.com

Safe Harbor Statement and Disclaimer
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding strategy, completion date, pipeline capacity, future operations, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “may”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. Except as otherwise required by applicable law, each company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.